Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Simulations Plus, Inc. on Form S-8 (Nos. 333-142882, 333-197681, and 333-219446) on Form S-3 (File No. 333-239770) of our report dated November 16, 2020 with respect to the consolidated financial statements of Simulations Plus, Inc. as of August 31, 2020 and 2019 and for each of the three years in the period ended August 31, 2020, included in this Annual Report on Form 10-K of Simulations Plus, Inc. for the fiscal year ended August 31, 2020.

   /s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

November 16, 2020